120 Eagle Rock Avenue, Suite 190

East Hanover, NJ 07936

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

COMVERGE FILES SHELF REGISTRATION STATEMENT

East Hanover, NJ, August 17, 2009 — Comverge, Inc. (Nasdaq: COMV), a leading provider of smart grid, demand management and energy efficiency solutions, today announced that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC"). The registration statement, when declared effective by the SEC, will permit the Company to offer and sell up to $100 million of common stock, preferred stock, debt securities, warrants, units and other securities in one or more offerings. Additionally, the registration statement includes up to $50 million of common stock reserved for selling stockholders. Comverge will not receive any proceeds from the sale of shares by selling stockholders.

While the Company does not have the present intention to conduct an offering of securities registered pursuant to the registration statement, the registration is intended to give Comverge greater flexibility to take advantage of favorable market conditions as they may arise. Comverge is not required to offer or sell the securities in the future under the shelf registration statement.  The terms of any offering under the registration statement will be established at the time of the offering.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering may be made only by means of the prospectus included in the registration statement and one or more related prospectus supplements that may be used with respect to such offering.

About Comverge

Comverge, with over 3000 megawatts of clean energy capacity under management, is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com.

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not, and should not be construed as historical facts, do not constitute guarantees of future performance and are based on numerous assumptions that, while believed to be reasonable, may not prove to be accurate. These forward looking statements include the ability to successfully cause the shelf registration statement to become effective with the SEC, risks and uncertainties relating to adverse changes and volatility in the capital markets and certain assumptions upon which such forward-looking statements are based. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the information or announcements described herein.

For Additional Information

Investor Relations	Media Relations
Dan Pfeffer	Kristin Mastrandrea
VP, Treasurer-Investor Relations	Communications Manager
678-802-8302, invest@comverge.com	973-947-6169, pr@comverge.com